Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

CLEANCORE SOLUTIONS, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value	(1)	457(a)	173,321,492	$1.16	$201,052,930.72	0.0001381	$27,765.41
Fees to be Paid	Equity	Common Stock, $0.0001 par value, issuable upon the exercise of warrants	(2)	457(a)	25,503,213	$1.16	$29,583,727.08	0.0001381	$4,085.51

Total Offering Amounts:							$230,636,657.80		31,850.92
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$31,850.92

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on NYSE American on November 5, 2025.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on NYSE American on November 5, 2025.